Exhibit 99.1

GMS Inc. Confirms Receipt of Unsolicited Proposal from QXO, Inc.

No Shareholder Action Required at This Time

Tucker, GA – June 19, 2025 – GMS Inc. (NYSE: GMS) (the “Company”), a leading North American specialty building products distributor, confirmed that it has received an unsolicited proposal from QXO, Inc. (“QXO”) to acquire all outstanding shares of GMS for $95.20 per share in cash.

Consistent with its fiduciary duties and in consultation with its independent legal and financial advisors, the GMS Board of Directors will carefully review and evaluate the unsolicited proposal to determine the course of action that it believes is in the best interests of the Company and all GMS shareholders.

GMS does not intend to comment further on QXO’s unsolicited proposal until the Board has completed its review. GMS shareholders do not need to take any action at this time.

Jefferies LLC is acting as financial advisor and Alston & Bird LLP is acting as legal advisor to the Company.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 320 distribution centers with extensive product offerings of wallboard, ceilings, steel framing and complementary construction products. In addition, GMS operates nearly 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including economic issues, geopolitical issues, and future public health issues, that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of the date of this release. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

CONTACT

Investors:

Carey Phelps

770-723-3369

ir@gms.com

Media:

Matt Sherman / Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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